Exhibit 4.3

5.25% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK OF

STERICYCLE, INC.

DEPOSIT AGREEMENT

among

STERICYCLE, INC.,

WELLS FARGO BANK, N.A.,

as Depositary,

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of September 15, 2015

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINED TERMS

Section 1.01.	Definitions	1

ARTICLE 2
APPOINTMENT OF DEPOSITARY; RIGHTS, PRIVILEGES AND PREFERENCES; BOOK-ENTRY SYSTEM; FORM OF RECEIPTS; DEPOSIT OF MANDATORY CONVERTIBLE PREFERRED STOCK; REDEMPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK; EXECUTION AND DELIVERY; TRANSFER, SURRENDER AND EXCHANGE OF RECEIPTS

Section 2.01.	Appointment of Depositary	4
Section 2.02.	Rights, Privileges and Preferences	4
Section 2.03.	Book-Entry System; Form and Transfer of Receipts	4
Section 2.04.	Deposit of Mandatory Convertible Preferred Stock; Execution and Delivery of Receipts	7
Section 2.05.	Redemption of Mandatory Convertible Preferred Stock	8
Section 2.06.	Registration of Transfer of Receipts	9
Section 2.07.	Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Mandatory Convertible Preferred Stock	9
Section 2.08.	Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts	10
Section 2.09.	Lost Receipts, etc	11
Section 2.10.	Cancellation and Destruction of Surrendered Receipts	11
Section 2.11.	Conversion at the Option of Holders	11
Section 2.12.	No Pre-Release	14

ARTICLE 3
CERTAIN OBLIGATIONS OF RECORD HOLDERS OF RECEIPTS AND OF THE CORPORATION

Section 3.01.	Filing Proofs; Certificates and Other Information	14
Section 3.02.	Payment of Taxes or Other Governmental Charges	14
Section 3.03.	Warranty as to Mandatory Convertible Preferred Stock	15
Section 3.04.	Warranty as to Receipts and Depositary Shares	15
Section 3.05.	Listing	15

ARTICLE 4
THE DEPOSITED SECURITIES; NOTICES

Section 4.01.	Cash Distributions	15
Section 4.02.	Distributions Other than Cash, Rights, Options or Privileges	16

ii

THIS DEPOSIT AGREEMENT dated as of September 15, 2015 among (i) STERICYCLE, INC., a Delaware corporation (the “Corporation”), (ii) WELLS FARGO BANK, N.A., a national banking association (“Wells Fargo”), as Depositary (as hereinafter defined), and (iii) the Record Holders from time to time of the Receipts described in this Agreement.

RECITALS

WHEREAS, the parties desire to provide, as set forth in this Agreement, for the deposit of shares of the Corporation’s 5.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, from time to time with the Depositary for the purposes set forth in this Agreement and for the issuance hereunder of Receipts (as defined herein) evidencing Depositary Shares (as defined herein) in respect of the Mandatory Convertible Preferred Stock (as defined herein) so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.01. Definitions. The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms (in the singular and plural forms of such terms) used in this Agreement:

“Accumulated Dividend Amount” shall have the meaning set forth in the Certificate of Designations.

“Acquisition Termination Share Price” shall have the meaning set forth in the Certificate of Designations.

“Agreement” shall mean this agreement as originally executed or, if amended or supplemented as provided herein, as so amended or supplemented.

“Average VWAP” shall have the meaning set forth in the Certificate of Designations.

“Certificate of Designations” shall mean the Certificate of Designations establishing the Mandatory Convertible Preferred Stock as a series of preferred stock of the Corporation.

“Certificate of Incorporation” shall mean the Corporation’s Amended and Restated Certificate of Incorporation, as amended.

“Closing Sale Price” of any security on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of such security on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which such security is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” shall be the last quoted bid price for such security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If such security is not so quoted, the “Closing Sale Price” shall be the average of the mid-point of the last bid and ask prices for such security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation, subject to Section 13(e) of the Certificate of Designations.

“Conversion Date” shall have the meaning set forth in the Certificate of Designations.

“Conversion Number” shall have the meaning set forth in Section 2.11.

“Corporation” shall have the meaning set forth in the Preamble of this Agreement and shall include its successors and assigns.

“Depositary” shall mean Wells Fargo, subject to the provisions of Section 5.04, and shall include its successors and assigns.

“Depositary Shares” shall mean the depositary shares, each representing a 1/10th fractional interest in a share of the Mandatory Convertible Preferred Stock and evidenced by a Receipt.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 5.01.

“Depositary’s Office” shall mean the principal office of the Depositary in Mendota Heights, Minnesota, at which at any particular time its depositary receipt business shall be administered.

“DTC” shall have the meaning set forth in Section 2.03.

“DTC Receipt” shall have the meaning set forth in Section 2.03.

“Early Conversion Additional Conversion Amount” shall have the meaning set forth in the Certificate of Designations.

“Exchange Property” shall have the meaning set forth in the Certificate of Designations.

“Fundamental Change Dividend Make-whole Amount” shall have the meaning set forth in the Certificate of Designations.

“Mandatory Convertible Preferred Stock” shall mean the shares of a series of the Corporation’s preferred stock designated as its 5.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, having the rights and preferences, including conversion, dividend, liquidation and voting rights, as set forth in the Certificate of Designations.

“NASDAQ” shall have the meaning set forth in Section 2.03.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Physical Receipt” shall have the meaning set forth in Section 2.03.

“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth as Exhibit A hereto, whether in the form of DTC Receipts or Physical Receipts.

“Record Holder” as applied to a Receipt shall mean the person in whose name that Receipt is registered on the books of the Depositary maintained for such purpose.

“Registrar” shall mean Wells Fargo or such other successor bank or trust company that shall be appointed by the Corporation to register ownership and transfers of Receipts and the Mandatory Convertible Preferred Stock as herein provided, and, if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such successor Registrar for such purpose.

“Remaining Fractional Share” shall have the meaning set forth in Section 4.02.

“Remaining Fractional Share Amount” shall have the meaning set forth in Section 4.02.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Signature Guarantee” shall have the meaning set forth in Section 2.06.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Trading Day” shall have the meaning set forth in the Certificate of Designations.

“Transfer Agent” shall mean Wells Fargo or any bank or trust company appointed to transfer the Receipts and the Mandatory Convertible Preferred Stock, as herein provided.

“Underwriters” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Santander Investment Securities Inc., SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc.

“Underwriting Agreement” means the underwriting agreement relating to the Mandatory Convertible Preferred Stock and the Depositary Shares, dated September 9, 2015, among the Corporation and the Underwriters.

“Unit of Exchange Property” shall have the meaning set forth in the Certificate of Designations.

“Wells Fargo” shall have the meaning set forth in the Preamble hereto.

Capitalized terms used and not defined in this Agreement shall have the respective meanings assigned to such terms in the Certificate of Incorporation.

ARTICLE 2

APPOINTMENT OF DEPOSITARY; RIGHTS, PRIVILEGES AND PREFERENCES; BOOK-ENTRY SYSTEM; FORM OF RECEIPTS; DEPOSIT OF MANDATORY CONVERTIBLE PREFERRED STOCK; REDEMPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK; EXECUTION AND DELIVERY; TRANSFER, SURRENDER AND EXCHANGE OF RECEIPTS

Section 2.01. Appointment of Depositary. The Corporation hereby appoints the Depositary as depositary for the Mandatory Convertible Preferred Stock, and the Depositary hereby accepts such appointment, on the express terms and conditions set forth in this Agreement.

Section 2.02. Rights, Privileges and Preferences. Subject to the terms of this Agreement, each Record Holder of a Receipt is entitled, proportionately, to all the rights, preferences and privileges of the Mandatory Convertible Preferred Stock represented by the Depositary Shares evidenced by such Receipt (including the conversion, redemption, dividend, voting, and liquidation rights contained in the Certificate of Incorporation) and the same proportionate interest in any and all other property received by the Depositary in respect of such Mandatory Convertible Preferred Stock and held under this Agreement.

Section 2.03. Book-Entry System; Form and Transfer of Receipts. The Corporation and the Depositary shall make application to The Depository Trust Company (“DTC”) for acceptance of all of the Receipts for its book-entry settlement system. The Corporation hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares with book-entry settlement through DTC shall be represented by a single receipt or receipts (the “DTC Receipt”), which shall be deposited with DTC (or its designee) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (a) DTC or its nominee for such DTC Receipt or (b) institutions that have accounts with DTC. The DTC Receipt shall bear such legend or legends as may be required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. The aggregate number of Depositary Shares evidenced by Receipts that may be executed and delivered under this Agreement is initially limited to 7,700,000, except for Receipts executed and delivered in respect of Depositary Shares upon registration or transfer of, or in exchange for, or in lieu of other Receipts pursuant to Section 2.06, Section 2.07 or Section 4.06.

The DTC Receipt shall be exchangeable for definitive Physical Receipts only if (i) DTC notifies the Corporation at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Corporation within 90 days of the date the Corporation is so informed in writing or (ii) DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended, and a successor to DTC is not appointed by the Corporation within 90 days. The Corporation shall provide written notice to the Depositary upon receipt of notice of the occurrence of any event described in clause (i) or clause (ii) of the preceding sentence. Until such written notice is received by the Depositary, the Depositary may presume conclusively for all purposes that the events described in clause (i) and clause (ii) of the first sentence of this paragraph have not occurred. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i) or clause (ii) of the first sentence of this paragraph, then without unnecessary delay, the Depositary shall provide written instructions to DTC to deliver the DTC Receipt to the Depositary for cancellation, and, without unnecessary delay, the Corporation shall instruct the Depositary to deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipt definitive Receipts in physical form (each, a “Physical Receipt”) evidencing such Depositary Shares.

Physical Receipts issued in exchange for all or a part of the DTC Receipt pursuant to this Section 2.03 shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Depositary. Upon execution and authentication, the Depositary shall deliver such Physical Receipts to the persons or entities in whose names such Physical Receipts are so registered.

At such time as all interests in a DTC Receipt have been converted, redeemed, canceled, surrendered or transferred, such DTC Receipt shall be, upon receipt thereof, canceled by the

Depositary in accordance with standing procedures and existing instructions between DTC and DTC’s custodian. At any time prior to such cancellation, if any interest in a DTC Receipt is exchanged for Physical Receipts, converted, redeemed, canceled, surrendered or transferred to a transferee who receives Physical Receipts therefor or any Physical Receipt is exchanged or transferred for part of such DTC Receipt, the number of Depositary Shares evidenced by such DTC Receipt shall, in accordance with the standing procedures and instructions existing between DTC and DTC’s custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such DTC Receipt, by the Depositary or DTC’s custodian, at the direction of the Depositary, to reflect such reduction or increase.

Beneficial owners of Depositary Shares through DTC shall not receive or be entitled to receive Physical Receipts or be entitled to have Depositary Shares registered in their name, except as described in the third immediately preceding paragraph, in which case the provisions set forth in such paragraph and the second immediately succeeding paragraph regarding the issuance of Physical Receipts shall apply.

Receipts shall be in denominations of any number of whole Depositary Shares. The Corporation shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Agreement.

The DTC Receipt and Physical Receipts, if any, shall be substantially in the form set forth in Exhibit A annexed to this Agreement and incorporated herein by reference, with appropriate insertions, modifications and omissions, as hereinafter provided and shall be engraved or otherwise prepared so as to comply with the applicable rules of The NASDAQ Global Select Market (the “NASDAQ”) or any other securities exchange on which the Depositary Shares are then listed, if applicable. In the event the DTC Receipt becomes exchangeable for definitive Physical Receipts as provided in this Section 2.03, the Depositary, pending preparation of definitive Physical Receipts and upon the written order of the Corporation, delivered in compliance with Section 2.04, shall execute and deliver temporary Receipts, which may be printed, lithographed or otherwise substantially of the tenor of the Physical Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Corporation and the Depositary will cause Physical Receipts to be prepared without unreasonable delay. After the preparation of Physical Receipts, the temporary Receipts shall be exchangeable by the Record Holder for Physical Receipts upon surrender of the temporary Receipts at the Depositary’s Office or such other place or places as the Depositary shall determine pursuant to the first paragraph of Section 2.04, without charge to the Record Holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor Physical Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Corporation’s expense and without any charge therefor to the Record Holder or the Depositary. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Agreement as Physical Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer thereof; provided that if a Registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature by a duly authorized officer of the Registrar. No Receipt shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided. Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

Receipts may be endorsed with, or have incorporated in the text thereof, such legends or recitals or changes not inconsistent with the provisions of this Agreement, all as may be required by the Corporation or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of the NASDAQ or any other securities exchange upon which the Mandatory Convertible Preferred Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt that is properly endorsed, or accompanied by a properly executed instrument of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.06, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof (x) for the purpose of determining the Person (i) entitled to distributions of dividends or other distributions of securities, cash or other property or payments with respect to the Mandatory Convertible Preferred Stock (including, without limitation, upon conversion and/or redemption of the Mandatory Convertible Preferred Stock), (ii) entitled to exercise any voting or conversion rights with respect to the Mandatory Convertible Preferred Stock and (iii) entitled to receive any notice provided for in this Agreement and (y) for all other purposes.

Section 2.04. Deposit of Mandatory Convertible Preferred Stock; Execution and Delivery of Receipts. Subject to the terms and conditions of this Agreement, the Corporation may from time to time deposit shares of Mandatory Convertible Preferred Stock under this Agreement by delivery to the Depositary of a certificate or certificates for such shares of Mandatory Convertible Preferred Stock to be deposited, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with:

(a) all such certifications as may be required by the Depositary in accordance with the provisions of this Agreement, including the resolutions of the Board of Directors or a duly authorized committee thereof, as certified by the Secretary or any Assistant Secretary of the Corporation on the date thereof as being complete, accurate and in effect, relating to the issuance and sale of the Mandatory Convertible Preferred Stock;

(b) a letter of counsel to the Corporation authorizing reliance by the Depositary on such counsel’s opinions delivered to the Underwriters pursuant to the terms of the Underwriting Agreement as to (i) the existence and good standing of the Corporation, (ii) the enforceability of this Agreement and the entitlement of the Record Holders of Receipts to the rights specified in such Receipts and in this Agreement and (iii) the effectiveness of any registration statement under the Securities Act relating to the offering and sale of the Mandatory Convertible Preferred Stock and the offering and sale of the Depositary Shares; and

(c) a written order of the Corporation, directing the Depositary to execute and deliver to the Person or Persons stated in such order a Receipt or Receipts for the number of Depositary Shares representing such deposited Mandatory Convertible Preferred Stock.

Deposited Mandatory Convertible Preferred Stock shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine.

Upon receipt by the Depositary of a certificate or certificates for Mandatory Convertible Preferred Stock deposited in accordance with the provisions of this Section 2.04, together with the other documents required as above specified, and upon recordation of the Mandatory Convertible Preferred Stock on the books of the Corporation (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Agreement, shall execute and deliver to, or upon the order of, the Person or Persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.04, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the Mandatory Convertible Preferred Stock so deposited and registered in such name or names as may be requested by such Person or Persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or, at the request of such Person or Persons, such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the Person or Persons requesting such delivery.

Section 2.05. Redemption of Mandatory Convertible Preferred Stock. If the Corporation redeems the shares of Mandatory Convertible Preferred Stock held by the Depositary pursuant to Section 5 of the Certificate of Designations, the Depositary shall, on the same date, redeem the Depositary Shares representing such shares of Mandatory Convertible Preferred Stock from the cash (in accordance with Section 4.01) and/or shares of Common Stock (in accordance with Section 4.02), as applicable, received by the Depositary in connection with the redemption of such shares of Mandatory Convertible Preferred Stock (applied pro rata in respect of such Depositary Shares).

Other than as set forth in this Section 2.05, the Mandatory Convertible Preferred Stock and the Depositary Receipts shall not be subject to redemption. The Corporation may, to the extent permitted by law, and directly or indirectly, repurchase Receipts with respect to lots of 10 Depositary Shares or integral multiples thereof in the open market or otherwise, whether by the Corporation or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements.

Section 2.06. Registration of Transfer of Receipts. The Corporation hereby appoints Wells Fargo as the Registrar and Transfer Agent for the Receipts, and Wells Fargo hereby accepts such appointment, on the express terms and conditions set forth in this Agreement. Subject to the terms and conditions of this Agreement, Wells Fargo shall register on its books from time to time transfers of Receipts upon any surrender thereof by a Record Holder in person or by its duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer and appropriate evidence of authority, including a guarantee of the signature thereon by a participant in a signature guarantee medallion program approved by the Securities Transfer Association, Inc. (the “Signature Guarantee”) and any other reasonable evidence of authority that may be required by Wells Fargo, together with evidence of the payment by the applicable party of any taxes or charges as may be required by law. Thereupon, Wells Fargo shall, without unreasonable delay, execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the Person entitled thereto.

Section 2.07. Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Mandatory Convertible Preferred Stock. Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the express terms and conditions of this Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the Record Holder of the Receipt or Receipts so surrendered.

Any Record Holder of a Receipt or Receipts (including the Corporation with respect to Receipts acquired in accordance with the provisons of the second paragraph of Section 2.05 or otherwise) may withdraw the number of whole shares of Mandatory Convertible Preferred Stock and all money and/or other property represented thereby by (x) in the case of Physical Receipt(s), surrendering such Receipt(s), or Depositary Shares represented by the Receipts, at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals and (y) in the case of a DTC Receipts, by complying with the appropriate DTC procedures for such withdrawal. Upon such surrender, upon payment of the fee of the Depositary for the surrender of Receipts to the extent provided in Section 5.07, and subject to the terms and conditions of this Agreement, without unreasonable delay, the Depositary shall deliver to such Record Holder, or to the Person or Persons designated by such Record Holder as hereinafter provided, the number of whole shares of Mandatory Convertible Preferred Stock and all money and/or other property represented by such Receipt(s), or Depositary Shares represented by such Receipt(s), representing the Mandatory Convertible Preferred Stock subject to withdrawal, but Record Holders of such whole shares of Mandatory Convertible Preferred Stock shall not thereafter be entitled to deposit such Mandatory Convertible Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Physical Receipt delivered by the Record Holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Mandatory Convertible Preferred Stock to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Mandatory Convertible Preferred Stock and such money and/or other property to be so withdrawn, deliver to such Record Holder, or subject to Section 2.06 upon its order, a new Physical Receipt evidencing such excess number of Depositary Shares; provided, however, that such Physical Receipt shall only represent a whole number of Depositary Shares and the Depositary shall not issue any Physical Receipt evidencing a fractional Depositary Share.

Delivery of the Mandatory Convertible Preferred Stock and money and/or other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer including, but not limited to, a Signature Guarantee.

If the Mandatory Convertible Preferred Stock and the money and/or other property being withdrawn are to be delivered to a Person or Persons other than the Record Holder of the related Receipt or Receipts being surrendered for withdrawal of such Mandatory Convertible Preferred Stock, such Record Holder shall execute and deliver to the Depositary a written order so directing the Depositary, and the Depositary may require that the Physical Receipt(s) surrendered by such Record Holder for withdrawal of such shares of Mandatory Convertible Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Mandatory Convertible Preferred Stock and the money and/or other property represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the Record Holder surrendering such Receipt or Receipts and for the account of the Record Holder thereof, such delivery may be made at such other place as may be designated by such Record Holder.

A Record Holder who withdraws shares of Mandatory Convertible Preferred Stock and any such money and/or other property shall not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Mandatory Convertible Preferred Stock and any such money and/or other property, except that such Record Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Mandatory Convertible Preferred Stock and any such money and/or other property in a name other than the name of such Record Holder.

Section 2.08. Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, any of the Depositary, any Depositary’s Agent and the Corporation may require (a) payment to it of a sum sufficient for the payment (or, in the event that the Corporation shall have made such payment, the reimbursement to it) of any charges or expenses payable by the Record Holder of a Receipt pursuant to Sections 3.02 and 5.07, (b) the production of evidence satisfactory to it as to the identity and genuineness of any signature, including a Signature Guarantee, and any other reasonable evidence of authority that may be required by the Depositary or (c) compliance with such regulations, if any, as the Depositary or the Corporation may establish consistent with the provisions of this Agreement and applicable law.

The deposit of the Mandatory Convertible Preferred Stock may be refused, the delivery of Receipts against Mandatory Convertible Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Corporation is closed or (ii) if any such action is deemed reasonably necessary or advisable by any of the Depositary, any of the Depositary’s Agents and the Corporation at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Agreement.

Section 2.09. Lost Receipts, etc. In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary shall, absent notice to the Depositary that such Receipt has been acquired by a bona fide purchaser, execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (a) the filing by the Record Holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his or her ownership thereof; (b) the Record Holder thereof furnishing of the Depositary with indemnification reasonably satisfactory to the Depositary and the provision of an open penalty surety bond reasonably satisfactory to the Depositary and holding it and the Corporation harmless; and (c) the payment of any reasonable expense (including reasonable fees, charges and expenses of the Depositary) in connection with such execution and delivery.

Section 2.10. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent, including Receipts surrendered in connection with any conversion of the Mandatory Convertible Preferred Stock into Common Stock in accordance with the Certificate of Incorporation, shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized, but not required, to destroy all Receipts so cancelled.

Section 2.11. Conversion at the Option of Holders. Subject to the terms and conditions of this Agreement, the Record Holder of any Receipt may, at any time that Mandatory Convertible Preferred Stock may be converted pursuant to Section 8(a) or 9(a) of the Certificate of Designations, by (x) in the case of a Physical Receipt, surrendering such Physical Receipt at the Depositary’s Office or such other office as the Depositary may from time to time designate for such purpose together with a notice of conversion properly completed and duly executed and a proper assignment of such Receipt to the Corporation or the Transfer Agent or in blank to the Depositary or any of the Depositary’s Agents, and (y) in the case of a DTC Receipt, complying with the procedures of DTC in effect at that time, in each case, thereby instructing the Depositary to cause the conversion of a specified number (the “Conversion Number”) of whole shares of Mandatory Convertible Preferred Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the Certificate of Incorporation, and specifying the name in which such Record Holder desires the Common Stock issuable upon conversion (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, in accordance with the Certificate of Designations) to be registered and specifying payment instructions. Depositary Shares may be converted at the option of the Record Holder of any Receipt only in lots of 10 Depositary Shares or integral multiples thereof. The Depositary shall be deemed to have no knowledge of the Conversion Number unless and until it shall have actually received written notice thereof from the Corporation, and shall have no duty or obligation to investigate or inquire as to whether any Conversion Number contained in any such written notice is accurate, or whether it complies with the Certificate of Incorporation. If specified by the Record Holder in such notice of conversion that Common Stock issuable upon conversion of the Depositary Shares shall be issued to a Person other than the Record Holder surrendering the Receipt for the Depositary Shares being converted, then the Record Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the Common Stock or other securities so issued that are not payable by the Corporation pursuant to the Certificate of Incorporation or Section 3.02. In addition, the holder shall provide any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent for the Mandatory Convertible Preferred Stock, if necessary, to effect the conversion.

Upon fulfillment of the requirements in the foregoing paragraph, the Depositary is hereby authorized and instructed to, and shall, as promptly as practicable, (a) give written notice to the Transfer Agent of (i) the Conversion Number (as specified in writing by the Corporation), (ii) the number of shares of Common Stock to be delivered upon conversion of such Conversion Number of shares of Mandatory Convertible Preferred Stock (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, in accordance with the Certificate of Incorporation) (as specified in writing by the Corporation), (iii) the amount of immediately available funds (as specified in writing by the Corporation), if any, to be delivered to the Record Holder of such Receipts in payment of any fractional shares of Common Stock otherwise issuable upon conversion of such Conversion Number of shares of Mandatory Convertible Preferred Stock and (iv) the amount of cash (as specified in writing by the Corporation), if any, to be delivered to the Record Holder of such Receipts in respect of any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, payable by the Corporation upon conversion of such Conversion Number of shares of Mandatory Convertible Preferred Stock pursuant to the Certificate of Incorporation, (b) cancel such Receipt or, if a Registrar for Receipts (other than the Depositary) shall have been appointed, cause such Registrar to cancel such Receipt, and (c) surrender to the Transfer Agent or any other authorized agent of the Corporation for conversion, in accordance with the Certificate of Incorporation (as specified in writing by the Corporation), certificates for the Mandatory Convertible Preferred Stock represented by Depositary Shares as evidenced by such Receipt, together with delivery to the Corporation or the appropriate agent of the Corporation (pursuant to written instructions from the Corporation) any other information or payment required by the Certificate of Incorporation (as specified in writing by the Corporation) for such conversion, and such certificates shall thereupon be canceled by the Transfer Agent or other authorized agent. The Depositary shall have no duty or obligation to investigate or inquire as to whether the Corporation provided it with the correct number of shares of Common Stock to be delivered upon any conversion of the Mandatory Convertible Preferred Stock (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount), or the correct amount of cash to be delivered in payment of any fractional shares of Common Stock otherwise issuable or in respect of any cash payable by the Corporation upon any conversion of the Mandatory Convertible Preferred Stock (including in respect of any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount), and the Depositary may rely conclusively on any such information provided by the Corporation.

As promptly as practicable after the Transfer Agent or other authorized agent of the Corporation has received such certificates from the Depositary, (a) the Corporation shall cause to be furnished to the Depositary (i) a certificate or certificates evidencing such number of shares of Common Stock to be delivered upon conversion of the Conversion Number of shares of Mandatory Convertible Preferred Stock (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, in accordance with the Certificate of Incorporation), (ii) such amount of immediately available funds, if any, to be delivered in respect of any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, payable by the Corporation upon conversion of such shares of Mandatory Convertible Preferred Stock pursuant to the Certificate of Incorporation, and (iii) such amount of immediately available funds, if any, to be delivered in lieu of receiving fractional shares of Common Stock, as specified in a written notice from the Corporation and (b) the Depositary or Wells Fargo, as the case may be, is hereby authorized and instructed to, and shall, deliver at the Depositary’s Office, (i) a certificate or certificates evidencing the number of shares of Common Stock (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, in accordance with the Certificate of Incorporation) into which the Mandatory Convertible Preferred Stock represented by Depositary Shares as evidenced by such Receipt has been converted, (ii) the amount of cash payable by the Corporation upon such conversion of such Mandatory Convertible Preferred Stock in respect of any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, pursuant to the Certificate of Incorporation and (iii) the amount of cash payable by the Corporation upon such conversion of such Mandatory Convertible Preferred Stock in lieu of delivering fractional shares of Common Stock, in each case, as specified in writing by the Corporation and which has been provided by the Corporation.

In the event that a Record Holder of a surrendered Receipt elects to convert fewer than all Depositary Shares evidenced by such Receipt under this Section 2.11, upon such conversion, the Depositary shall, if requested in writing and provided with all necessary information and documents, authenticate, countersign and deliver to such Record Holder thereof, at the expense of the Corporation, a new Receipt evidencing the Depositary Shares as to which such conversion was not effected.

Delivery of Common Stock following a conversion pursuant to this Section 2.11 may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer. If such delivery is to be made otherwise than at the Depositary’s Office, such delivery shall be made, as hereinafter provided, without unreasonable delay, at the risk of any Record Holder surrendering Receipts, and for the account of such Record Holder, to such place designated in writing by such Record Holder.

For purposes of this Section 2.11 and Section 4.02, if the Common Stock has been replaced by Exchange Property as a result of any transaction as described in Section 13(e) of the Certificate of Designations, references to Common Stock will be deemed to be references to a Unit of Exchange Property that a holder of one share of Common Stock would have been entitled to receive in such transaction as determined pursuant to Section 13(e) of the Certificate of Designations.

Section 2.12. No Pre-Release. The Depositary shall not deliver any deposited Mandatory Convertible Preferred Stock represented by Depositary Shares evidenced by Receipts prior to the receipt and cancellation of such Receipts or other similar method used with respect to Receipts held by DTC. The Depositary shall not issue any Receipts prior to the receipt by the Depositary of the Mandatory Convertible Preferred Stock corresponding to Depositary Shares evidenced by such Receipts. At no time will any Receipts be outstanding if such Receipts do not evidence Depositary Shares representing Mandatory Convertible Preferred Stock deposited with the Depositary, subject to the rights of holders to receive distributions upon conversion or redemption of the deposited Mandatory Convertible Preferred Stock pursuant to Section 4.01 or Section 4.02.

ARTICLE 3

CERTAIN OBLIGATIONS OF RECORD HOLDERS OF RECEIPTS AND OF THE CORPORATION

Section 3.01. Filing Proofs; Certificates and Other Information. Any Record Holder of a Receipt may be required from time to time to file proof of residence, or other matters or other information, to execute certificates and to make such representations and warranties as the Depositary or the Corporation may reasonably deem necessary or proper. The Depositary or the Corporation may withhold the delivery, or delay the registration of transfer or exchange, of any Receipt or the withdrawal of the Mandatory Convertible Preferred Stock represented by the Depositary Shares and evidenced by a Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.02. Payment of Taxes or Other Governmental Charges. Record Holders of Receipts shall be obligated to make payments to the Depositary of certain fees, expenses and taxes or other charges to the extent provided in Section 5.07, or provide evidence satisfactory to the Depositary that such fees, expenses, taxes or charges have been paid. Registration of transfer of any Receipt or any withdrawal of Mandatory Convertible Preferred Stock and all money and/or other property represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made or satisfactory evidence is provided by such Record Holder to the Depositary that such fees, taxes, charges and expenses have been paid, and any dividends, interest payments or other distributions may be withheld or any part of or all the Mandatory Convertible Preferred Stock represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the Record Holder thereof (after attempting by reasonable means to notify such Record Holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the Record Holder of such Receipt remaining liable for any deficiency.

Section 3.03. Warranty as to Mandatory Convertible Preferred Stock. The Corporation hereby represents and warrants that the Mandatory Convertible Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and non-assessable. Such representation and warranty shall survive the deposit of the Mandatory Convertible Preferred Stock and the issuance of the related Receipts.

Section 3.04. Warranty as to Receipts and Depositary Shares. The Corporation hereby represents and warrants that the Receipts, when issued in accordance with this Agreement, will represent legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid 1/10th fractional interest in a share of Mandatory Convertible Preferred Stock represented by such Depositary Share. Such representation and warranty shall survive the deposit of the Mandatory Convertible Preferred Stock and the issuance of the Receipts evidencing the Depositary Shares.

Section 3.05. Listing. The Corporation hereby covenants and agrees that it will apply to list the Depositary Shares on the NASDAQ, and it will use its best efforts to keep the Depositary Shares listed on the NASDAQ.

ARTICLE 4

THE DEPOSITED SECURITIES; NOTICES

Section 4.01. Cash Distributions. Whenever Wells Fargo shall receive any cash dividend or other cash distribution on the Mandatory Convertible Preferred Stock, Wells Fargo shall, as soon as practicable thereafter and subject to Sections 3.01 and 3.02, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective number of Depositary Shares evidenced by the Receipts held by such Record Holders; provided, however, that in case the Corporation or Wells Fargo shall be required to withhold, and shall withhold, from any cash dividend or other cash distribution in respect of the Mandatory Convertible Preferred Stock an amount on account of taxes or applicable law or regulation, the amount of cash made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly, and such withheld cash shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Receipts in respect of which the Corporation or Wells Fargo, as the case may be, made such withholding. The distribution described in the immediately preceding sentence shall apply to any distribution by the Depositary of cash deliverable to the Record Holders pursuant to Section 2.05 as a result of the redemption of the Mandatory Convertible Preferred Stock; provided that in such case the distribution of cash shall be made on the relevant redemption date to Record Holders of the Receipts to be redeemed. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any Record Holder on the aggregate number of Depositary Shares held by such Record Holder results in an amount that is a fraction of a cent and that fraction of a cent is equal to or greater than $0.005, the amount Wells Fargo shall distribute to such Record Holder shall be rounded up to the next highest whole cent; otherwise, such fractional amount shall be disregarded by the Depositary; provided, however, that the Corporation shall pay the additional amount to Wells Fargo for distribution.

Each Record Holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each Record Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Depositary of a portion of any of the distributions to be made hereunder.

Section 4.02. Distributions Other than Cash, Rights, Options or Privileges. Whenever the Depositary shall receive any distribution other than cash, rights, options or privileges upon the Mandatory Convertible Preferred Stock, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by such Receipts held by such Record Holders, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution, including, without limitation, through book-entry transfer through DTC in the case of DTC Receipts; provided that, in case the Depositary shall be required to withhold from any distribution in respect of the Mandatory Convertible Preferred Stock an amount on account of taxes, the amount of property or securities made available for distribution or distributed in respect of Depositary Shares shall be reduced as necessary to permit any withholding, and such withheld property may be disposed of by the Depositary, without any further consent or direction from the Corporation, in such manner as the Depositary reasonably deems necessary and practicable to pay such taxes and shall be treated for all purposes of this Agreement as having been paid to the Record Holder of the Receipt in respect of which the Depositary, as the case may be, made such withholding. The distribution described in the immediately preceding sentence shall apply to any distribution by the Depositary of shares of Common Stock deliverable to the Record Holders (a) as a result of the conversion of the Mandatory Convertible Preferred Stock into shares of Common Stock in accordance with the terms of the Certificate of Incorporation; provided that in such case the distribution of shares of Common Stock shall be made to Record Holders as of the close of business on the relevant Conversion Date; (b) pursuant to Section 2.05 as a result of the redemption of the Mandatory Convertible Preferred Stock; provided that in such case the distribution of shares of Common

Stock shall be made on the relevant redemption date to Record Holders of the Receipts to be redeemed; or (c) as a result of the payment of a declared dividend on the Mandatory Convertible Preferred Stock in accordance with the terms of the Certificate of Incorporation. If, in the opinion of the Depositary, such distribution cannot be made proportionately among such Record Holders, or if for any other reason (including any requirement that the Corporation or the Depositary withhold an amount on account of taxes or governmental charges) the Depositary deems, after consultation with the Corporation, such distribution not to be feasible, then the Depositary may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed or made available for distribution, as the case may be, by Wells Fargo to Record Holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash.

In the event of a distribution of securities, whether upon conversion of the Mandatory Convertible Preferred Stock into Common Stock, upon redemption of the Mandatory Convertible Preferred Stock for Common Stock or otherwise, fractional shares of such securities shall not be distributed to the Record Holders. Instead, a Record Holder that otherwise would have been entitled to receive a fraction of a security will receive an amount in cash, rounded to the nearest cent, equal to such Record Holder’s proportionate interest in the net proceeds from the sale in the open market by Wells Fargo, or an agent of Wells Fargo or other entity as so instructed in writing by the Corporation, on behalf of all such Record Holders, of the aggregate fractional shares of the securities that would otherwise have been issued, unless (i) the distribution of securities in question is the Corporation’s issuance of shares of Common Stock upon conversion of the Mandatory Convertible Preferred Stock, in which case (A) such Record Holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (x) that same fraction and (y) the Average VWAP per share of Common Stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the relevant Conversion Date; provided that if more than one share of the Mandatory Convertible Preferred Stock is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered for, or subject to, conversion; or (ii) the distribution of securities in question is the Corporation’s issuance of shares of Common Stock upon redemption of the Mandatory Convertible Preferred Stock, in which case (A) such Record Holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (x) that same fraction and (y) the Acquisition Termination Share Price; provided that if more than one share of the Mandatory Convertible Preferred Stock held by the same holder is redeemed, the number of shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so redeemed. The sale described in the immediately previous sentence shall occur as soon as practicable following the distribution date for such securities. In the event that such sale of the aggregate fractional shares of the securities that otherwise would have been issued is completed and a fraction of a share of such security still remains (the “Remaining Fractional Share”), the Depositary shall immediately notify the Corporation in writing of the Remaining Fractional Share, which notice may be delivered via electronic mail to the address set forth in Section 7.04. Upon receipt of such notice, the Board of Directors or a duly authorized committee thereof shall determine the cash equivalent of the Remaining Fractional Share (the “Remaining Fractional Share Amount”), which Remaining Fractional Share Amount shall be equal to the Remaining Fractional Share, multiplied by the Closing Sale Price of such securities on the Trading Day immediately preceding the date of the distribution of such securities. The determination of the Remaining Fractional Share Amount by the Board of Directors or a duly authorized committee thereof shall be binding on the parties hereto and on the Record Holders. The Corporation shall promptly transfer funds for the Remaining Fractional Share Amount to an account selected by Wells Fargo, and Wells Fargo shall add the Remaining Fractional Share Amount to the net proceeds from the sale described above for distribution to the Record Holders otherwise entitled to receive the fractional shares of the securities.

The Person or Persons entitled to receive any shares of Common Stock issuable upon any conversion of the Mandatory Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the relevant Conversion Date.

Section 4.03. Subscription Rights, Options or Privileges. If the Corporation shall at any time offer or cause to be offered to the Persons in whose names the Mandatory Convertible Preferred Stock is recorded on the books of the Corporation any rights, options or privileges to subscribe for or to purchase any securities or any rights, options or privileges of any other nature, the terms of such rights, options or privileges shall in each such instance be communicated promptly to the Depositary and thereafter such rights, options or privileges shall be made available by the Depositary to the Record Holders of Receipts in such manner as the Corporation shall instruct, including either by the issue to such Record Holders of warrants representing such rights, options or privileges or by such other method as may be approved by the Depositary in its discretion with the approval of the Corporation; provided, however, that (a) if at the time of issuance or offer of any such rights, options or privileges, the Corporation determines that it is not lawful or not feasible to make such rights, options or privileges available to Record Holders of Receipts by the issue of warrants or otherwise or (b) if and to the extent instructed by the Record Holders of Receipts who do not desire to exercise such rights, options or privileges, the Depositary shall, if so directed by the Corporation and provided with an opinion of counsel that if the Depositary undertakes such actions it will not be deemed an “issuer” under the Securities Act or an “investment company” under the Investment Company Act of 1940, as amended, and, if applicable laws or the terms of such rights, options or privileges permit such transfer, sell such rights, options or privileges at public or private sale, at such place or places and upon such terms as it may deem proper; provided further that if either the Corporation does not so direct the Depositary or does not so provide such opinion of counsel, then, in either case, the Corporation shall be required to sell such rights, options or privileges at public or private sale, at such place or places and upon such terms as it may deem proper, and deliver the proceeds of any such sale to the Depositary, in which case the Depositary shall distribute such proceeds to the Record Holders of Receipts in accordance with the immediately following sentence. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by the Depositary to the

Record Holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, options or privileges, unless the Corporation shall have provided to the Depositary an opinion of counsel stating that such rights, options or privileges have been registered under the Securities Act or do not need to be registered.

The Corporation shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, options or privileges relate is required in order for Record Holders of Receipts to be offered or sold the securities to which such rights, options or privileges relate, and the Corporation agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, options or privileges and securities and use its commercially reasonable efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, options or privileges to enable such Record Holders to exercise such rights, options or privileges in compliance with the Securities Act. In no event shall the Depositary make available to the Record Holders of Receipts any right, option or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Corporation shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to the Record Holders are exempt from registration under the provisions of the Securities Act.

The Corporation shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, options or privileges to be made available to Record Holders of Receipts, and the Corporation agrees with the Depositary that the Corporation shall use its commercially reasonable efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, options or privileges to enable such Record Holders to exercise such rights, options or privileges.

Section 4.04. Notice of Dividends, etc.; Fixing Record Date for Record Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, options or privileges shall at any time be offered, with respect to the Mandatory Convertible Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of the Mandatory Convertible Preferred Stock are entitled to vote or of which holders of the Mandatory Convertible Preferred Stock are entitled to notice, or whenever the Depositary and the Corporation shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Mandatory Convertible Preferred Stock) for the determination of the Record Holders of Receipts who shall be entitled to receive such dividend, distribution, rights, options or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.05. Voting Rights. Subject to the provisions of the Certificate of Incorporation, upon receipt of notice of any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the Record Holders of Receipts, determined on the record date as set forth in Section 4.04, a notice prepared by the Corporation that shall contain (a) such information as is contained in such notice of meeting and (b) a statement that the Record Holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Mandatory Convertible Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a Person designated by the Corporation) and a brief statement as to the manner in which such instructions may be given. Each Record Holder of Receipts on the record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Mandatory Convertible Preferred Stock) may instruct the Depositary as to how to vote the amount of the Mandatory Convertible Preferred Stock represented by such Record Holder’s Receipts in accordance with these instructions. Upon the written request of the Record Holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Mandatory Convertible Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Corporation hereby agrees to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Mandatory Convertible Preferred Stock or cause such Mandatory Convertible Preferred Stock to be voted. In the absence of specific instructions from Record Holders of Receipts, the Depositary shall abstain from voting the Mandatory Convertible Preferred Stock to the extent it does not receive such specific instructions from the Record Holders of Receipts.

Section 4.06. Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, Etc. Upon any change in par or stated value, split-up, combination or any other reclassification of the Mandatory Convertible Preferred Stock, subject to the provisions of the Certificate of Incorporation, or upon any recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party, the Corporation shall instruct the Depositary in writing to, and the Depositary upon receipt of such instructions shall (a) make such adjustments as are certified by the Corporation in the fraction of an interest represented by one Depositary Share in one share of Mandatory Convertible Preferred Stock as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of the Mandatory Convertible Preferred Stock, or of such recapitalization, reorganization, merger or consolidation and (b) treat any securities that shall be received by the Depositary in exchange for or, subject to the final sentence of this Section 4.06, upon conversion of or in respect of the Mandatory Convertible Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Mandatory Convertible Preferred Stock. In any such case the Corporation may in its discretion direct the Depositary in writing to execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, Record Holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Mandatory Convertible Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Mandatory Convertible Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the Mandatory Convertible Preferred Stock represented by such Receipts might have been converted or for which such Mandatory Convertible Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction. Notwithstanding the foregoing, the Common Stock issuable upon conversion or redemption of, or in lieu of cash dividends on, the Mandatory Convertible Preferred Stock shall not constitute new deposited securities hereunder and instead the provisions set forth in Section 4.02 shall apply.

Section 4.07. Inspection and Delivery of Notices and Reports. The Depositary shall make available for inspection by holders of Receipts at the Depositary Office, and at such other places as it may from time to time deem advisable during normal business hours, any notices and reports received from the Corporation that are both received by the Depositary as the holder of deposited Mandatory Convertible Preferred Stock and that the Corporation is required to furnish to the holders of the Mandatory Convertible Preferred Stock. In addition, the Depositary shall transmit all such notices and reports to the holders of Receipts in accordance with Section 5.05.

Section 4.08. Lists of Receipt Record Holders. Reasonably promptly upon request from time to time by the Corporation, at the sole expense of the Corporation, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all registered Record Holders of Receipts.

ARTICLE 5

THE DEPOSITARY, THE DEPOSITARY’S AGENTS, THE REGISTRAR AND THE CORPORATION

Section 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar; Depositary’s Agents. Upon execution of this Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, transfer, surrender and exchange, split-up and combination of Receipts and deposit and withdrawal of the Mandatory Convertible Preferred Stock, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange of Receipts and deposit and withdrawal of the Mandatory Convertible Preferred Stock, all in accordance with the provisions of this Agreement.

The Registrar shall keep books at the Depositary’s Office for the registration and transfer of Receipts. Upon direction by the Corporation and with reasonable notice to the Registrar, the Registrar shall open its books for inspection by the Record Holders of Receipts as directed by the Corporation; provided that any Record Holder shall be granted such right by the Corporation only after certifying that such inspection shall be for a proper purpose reasonably related to such Person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Corporation may cause the Registrar to close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

The Depositary may, with the approval of the Corporation, appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby or the Mandatory Convertible Preferred Stock represented by such Depositary Shares shall be listed on one or more national securities exchanges, the Depositary shall appoint a Registrar (acceptable to the Corporation) for registration of the Receipts or Depositary Shares in accordance with any requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of any such exchange) may be removed and a substitute registrar may be appointed by the Depositary upon the request or with the approval of the Corporation. If the Receipts, Depositary Shares or Mandatory Convertible Preferred Stock are listed on one or more other securities exchanges, the Registrar shall, at the expense and request of the Corporation, arrange such facilities for the delivery, transfer, surrender and exchange of the Receipts, Depositary Shares or Mandatory Convertible Preferred Stock as may be required by law or applicable securities exchange regulation.

The Depositary may from time to time appoint one or more Depositary’s Agents to act in any respect for the Depositary for the purposes of this Agreement and may from time to time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents.

Section 5.02. Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Transfer Agent. None of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall incur any liability to any Record Holder of a Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or by reason of any provision, present or future, of the Certificate of Incorporation or by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, any such Depositary’s Agent, any such Registrar or any such Transfer Agent shall be prevented, delayed or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Agreement provide shall be done or performed. Nor shall the Depositary, any Depositary’s Agent, any Registrar nor any Transfer Agent incur liability to any Record Holder of a Receipt (a) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Agreement shall provide shall or may be done or performed or (b) by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement except, in case of any such exercise or failure to exercise discretion not caused as aforesaid, if caused by the gross negligence or willful misconduct of the party charged with such exercise or failure to exercise, or as otherwise explicitly set forth in this Agreement.

Section 5.03. Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Transfer Agent. None of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent assumes any obligation or shall be subject to any liability under this Agreement to Record Holders of Receipts, the Corporation or any other person or entity other than for its gross negligence or willful misconduct.

None of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Mandatory Convertible Preferred Stock, the Depositary Shares or the Receipts, which, in its reasonable opinion, may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be reasonably required.

None of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information from any Person presenting Mandatory Convertible Preferred Stock for deposit, any Record Holder of a Receipt or any other Person believed by it in the absence of gross negligence or willful misconduct to be competent to give such information. Each of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent may rely, and shall each be protected in acting upon or omitting to act, upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary undertakes, and any Registrar or Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Depositary or any Registrar or Transfer Agent.

The Depositary, its parent, affiliates and subsidiaries, any Depositary’s Agent and any Registrar or Transfer Agent may own, buy, sell and deal in any class of securities of the Corporation and its affiliates and in Receipts or Depositary Shares or have a pecuniary interest in any transaction in which the Corporation or its affiliates may be interested or contract with or lend money to any such Person or otherwise act as fully or as freely as if it were not the Depositary, the Depositary’s parent, affiliate or subsidiary or the Depositary’s Agent or the Registrar hereunder. The Depositary may also act as trustee, transfer agent or registrar of any of the securities of the Corporation and its affiliates.

It is intended that none of the Depositary, its agents and any Registrar, acting as a Depositary’s Agent or Registrar, as the case may be, shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary, any Depositary’s Agent and the Registrar are acting only in a ministerial capacity as Depositary or Registrar for the Mandatory Convertible Preferred Stock.

None of the Depositary, its officers, directors, employees or agents and the Registrar makes any representation or has any responsibility as to the validity of (a) the registration statement pursuant to which the offer and sale of the Depositary Shares are registered under the Securities Act, (b) the Certificate of Incorporation, (c) the Mandatory Convertible Preferred Stock, (d) the Depositary Shares, (e) the Receipts (except for its counter-signatures thereon), (f) any instruments referred to in any of the foregoing or (g) as to the correctness of any statement made in any of the foregoing.

The Depositary assumes no responsibility for the correctness of the description that appears in the Receipts. Notwithstanding any other provision herein or in the Receipts, the Depositary makes no warranties or representations as to the validity or genuineness of any Mandatory Convertible Preferred Stock at any time deposited with the Depositary hereunder or of the Depositary Shares, as to the validity or sufficiency of this Agreement, as to the value of the Depositary Shares or as to any right, title or interest of the Record Holders of Receipts in and to the Depositary Shares. The Depositary shall not be accountable for the use or application by the Corporation of the Depositary Shares or the Receipts or the proceeds thereof.

Notwithstanding anything to the contrary herein, the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall not be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by breach of any provision of this Agreement even if apprised of the possibility of such damages.

None of the Depositary, any Depositary’s Agent, any Registrar or any Transfer Agent shall have any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Receipts, the Depositary Shares or the Mandatory Convertible Preferred Stock. Notwithstanding the foregoing, each of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall segregate any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Receipts, the Depositary Shares or the Mandatory Convertible Preferred Stock from other monies held by it. None of the Depositary, any Depositary’s Agent, any Registrar or any Transfer Agent shall be responsible for advancing funds on behalf of the Corporation or have any duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary, the Depositary’s Agent or any Registrar or Transfer Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary, the Depositary’s Agent or any Registrar or Transfer Agent hereunder, or in the administration of any of the provisions of this Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion, refrain from taking any action and the Depositary, Depositary’s Agent or any Registrar or Transfer Agent shall be fully protected and shall not be liable in any way to the Corporation, any Record Holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by the Corporation that eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Depositary, Depositary’s Agent, Registrar or Transfer Agent or that proves or establishes the applicable matter to the reasonable satisfaction of the Depositary, Depositary’s Agent, Registrar or Transfer Agent.

In the event the Depositary, any Depositary’s Agent, the Registrar or Transfer Agent shall receive conflicting claims, requests or instructions from any Record Holders of Receipts, on the one hand, and the Corporation, on the other hand, such party shall be entitled to act on such claims, requests or instructions received from the Corporation, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.06 in connection with any action so taken, suffered or omitted to be taken.

The Depositary undertakes not to issue any Receipt other than to evidence the Depositary Shares that have been delivered to, and are then on deposit with, the Depositary. The Depositary also undertakes not to sell, except as provided herein, pledge or lend Depositary Shares or shares of Mandatory Convertible Preferred Stock held by it as Depositary.

The Depositary, the Depositary’s Agent, Transfer Agent, or Registrar will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, Mandatory Convertible Preferred Stock or Depositary Shares.

Notwithstanding anything herein to the contrary, no amendment to the Certificate of Designation shall affect the rights, duties, obligations or immunities of the Depositary, Transfer Agent, the Depositary’s Agent or Registrar hereunder.

The Depositary, any Depositary’s Agent, Transfer Agent, and any Registrar hereunder:

(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii) shall have no obligation to make payment hereunder unless the Corporation shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(iii) shall not be obligated to take any legal or other action hereunder; if, however, the Depositary, any Depositary’s Agent, the Transfer Agent or the Registrar determines to take any legal or other action hereunder, and, where the taking of such action might in such Person’s reasonable judgment subject or expose it to any expense or liability, it shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(iv) may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(v) may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions given in accordance with this Agreement, with respect to any matter relating to its actions as Depositary, Transfer Agent or Registrar covered by this Agreement (or supplementing or qualifying any such actions), of officers of the Corporation;

(vi) may consult counsel satisfactory to it (who may be an employee of the Depositary or the Registrar or counsel to the Corporation), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in accordance with the advice of such counsel;

(vii) shall not be called upon at any time to advise any Person with respect to the Mandatory Convertible Preferred Stock, Depositary Shares or Receipts;

(viii) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or to the Mandatory Convertible Preferred Stock, the Depositary Shares or Receipts; and

(ix) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than the Depositary) executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for under this Agreement.

The representations of the Corporation set forth in this Section 5.03 shall survive the replacement, removal or resignation of any Depositary, Registrar or Depositary’s Agent or the Transfer Agent, or the termination of this Agreement.

Section 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Corporation, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Corporation by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company that (a) is not an affiliate of the Corporation, (b) has its principal office in the United States of America and (c) has, together with its affiliates, a combined capital and surplus of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Corporation an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Corporation, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Mandatory Convertible Preferred Stock and any moneys, securities or other property held hereunder to such successor, and shall deliver to such successor Depositary a list of the Record Holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail notice of its appointment to the Record Holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or its own name as successor Depositary.

The provisions of this Section 5.04 as they apply to the Depositary apply to the Registrar and Transfer Agent, as if specifically enumerated herein.

Section 5.05. Corporate Notices and Reports. The Corporation agrees that it shall deliver to the Depositary, and the Depositary agrees that it shall, promptly after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including, without limitation, financial statements) required by law, by the rules of the NASDAQ or any other national securities exchange upon which the Mandatory Convertible Preferred Stock, the Depositary Shares or the Receipts are listed or by the Certificate of Incorporation, to be furnished to the Record Holders of Receipts or the holders of the Mandatory Convertible Preferred Stock. Such transmission will be at the Corporation’s expense and the Corporation will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary shall transmit to the Record Holders of Receipts at the Corporation’s expense, including applicable fees, such other documents as may be requested by the Corporation.

Section 5.06. Indemnification by the Corporation. Subject to Section 5.03, the Corporation shall indemnify the Depositary, any Depositary’s Agent and any Registrar or Transfer Agent (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, suffered or omitted to be taken in connection with this Agreement and the Receipts by the Depositary, any Registrar, any Transfer Agent or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence or willful misconduct on the respective parts of any such Person or Persons. The obligations of the Corporation set forth in this Section 5.06 shall survive the replacement, removal, resignation or any succession of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Agreement.

Section 5.07. Fees, Charges and Expenses. The Corporation agrees promptly to pay the Depositary the compensation to be agreed upon with the Corporation for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Depositary without gross negligence or willful misconduct on its part (or on the part of any agent or Depositary’s Agent) in connection with the services rendered by it (or such agent or Depositary’s Agent) hereunder. The Corporation shall pay all charges of the Depositary in connection with the initial deposit of the Mandatory Convertible Preferred Stock and the initial issuance of the Depositary Shares and any change of the Mandatory Convertible Preferred Stock in accordance with Section 4.06. The Corporation shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Record Holders shall not be required to pay any transfer and other taxes and governmental charges relating to the Mandatory Convertible Preferred Stock, the Receipts or the Depositary Shares; provided that a Record Holder shall be required to pay any tax or duty that may be payable relating to any issuance or delivery of shares of Mandatory Convertible Preferred Stock or Common Stock or transfers or exchanges of Depositary Shares or Receipts, in each case, in a name other than the name of such Record Holder. If, at the request of a Record Holder of Receipts, the Depositary incurs charges or expenses for which the Corporation is not otherwise liable hereunder, then such Record Holder shall be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, request that the Corporation direct a Record Holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such Record Holder of Receipts. The Depositary shall present its statement for charges and expenses to the Corporation at such intervals as the Corporation and the Depositary may agree.

Section 5.08. Tax Compliance. The Depositary, on its own behalf and on behalf of the Corporation, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (a) any payments made with respect to the Depositary Shares and Mandatory Convertible Preferred Stock or (b) the issuance, delivery, holding, transfer or exercise of rights under the Receipts or the Depositary Shares. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.

The Depositary shall comply with any direction received from the Corporation with respect to the application of such requirements to particular payments or holders or in other particular circumstances, and may for purposes of this Agreement rely on any such direction in accordance with the provisions of Section 5.03 hereof.

The Depositary shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available on request to the Corporation or to its authorized representatives.

ARTICLE 6

AMENDMENT AND TERMINATION

Section 6.01. Amendment Without Consent of Record Holders. Without the consent of the Record Holders of Receipts, the Receipts and any provisions of this Agreement may at any time and from time to time be amended, altered or supplemented by agreement between the Corporation and the Depositary for the following purposes:

(a) to cure any ambiguity, omission, inconsistency or mistake in this Agreement or the Receipts;

(b) to make any provision with respect to matters or questions relating to the Depositary Shares that is not inconsistent with the provisions of this Agreement that does not adversely affect the special rights, preferences, privileges or voting powers of any Record Holder of Receipts;

(c) to make any change reasonably necessary, in the Corporation’s reasonable determination, to reflect each Depositary Share’s representation of 1/10th of a share of Mandatory Convertible Preferred Stock;

(d) to make any change reasonably necessary, in the Corporation’s reasonable determination, to comply with the procedures of the Depositary so long as any such change is not adverse to any Record Holder of Receipts; or

(e) to make any other change that does not adversely affect the special rights, preferences, privileges or voting powers of any Record Holder of Receipts.

In addition, without the consent of the Record Holders of Receipts, the Receipts and any provisions of this Agreement may at any time and from time to time be amended, altered, supplemented or repealed to conform such provisions to the description thereof in the prospectus for the Depositary Shares, as supplemented and/or amended by the “Description of Depositary Shares” section of the preliminary prospectus supplement for the Depositary Shares, as further supplemented and/or amended by the pricing term sheet related thereto. Every Record Holder of an outstanding Receipt at the time any such action takes effect shall be deemed, by continuing to hold such Receipt, to consent and agree to such action and to be bound by this Agreement.

In determining whether the holders of the requisite number of Depositary Shares have concurred in any amendment, alteration, supplement referred to in this Section 6.01, Depositary Shares that are owned by the Corporation, by any Subsidiary thereof or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination. As a condition precedent to the Depositary’s execution of any amendment pursuant to this Section 6.01, the Corporation shall deliver to the Depositary a certificate from a duly authorized officer of the Corporation that states that the proposed amendment is in compliance with the terms of this Section 6.01. Notwithstanding anything to the contrary contained herein, the Depositary may, but shall not be obligated to, enter into any amendment that adversely affects its own rights, duties, obligations, responsibilities, liabilities and indemnities hereunder.

Section 6.02. Amendment With Consent of Record Holders. With the consent of the Record Holders of at least a majority of the aggregate number of Receipts then outstanding (subject to the last paragraph of this Section 6.02), the Receipts and any provisions of this Agreement may at any time and from time to time be amended, altered or supplemented by agreement between the Corporation and the Depositary; provided, however, that, without the consent of each Record Holder of an outstanding Receipt affected, no such amendment, alteration or supplement shall:

(a) reduce the number of Receipts the Record Holders of which must consent to an amendment, alteration or supplement of the Receipts or this Agreement;

(b) reduce the amount payable or deliverable in respect of the Receipts or extend the stated time for such payment or delivery;

(c) impair the right, subject to the provisions of Section 2.07, Section 2.08 and Article 3, of any owner of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to the Record Holder the Mandatory Convertible Preferred Stock and all money and/or other property represented thereby;

(d) change the currency in which payments in respect of the Depositary Shares or any Receipt evidencing such Depositary Shares is made;

(e) impair the right of any Record Holder of Receipts to receive payments or deliveries on such Record Holder’s Receipts on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

(f) make any change that adversely affects the conversion rights of any Record Holder of Receipts; or

(g) make any change that adversely affects the voting rights of any Record Holder of Receipts.

In determining whether the holders of the requisite number of Depositary Shares have concurred in any amendment, alteration, supplement referred to in this Section 6.02, Depositary Shares that are owned by the Corporation, by any Subsidiary thereof or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination. As a condition precedent to the Depositary’s execution of any amendment pursuant to this Section 6.02, the Corporation shall deliver to the Depositary a certificate from a duly authorized officer of the Corporation that states that the proposed amendment is in compliance with the terms of this Section 6.02. Notwithstanding anything to the contrary contained herein, the Depositary may, but shall not be obligated to, enter into any amendment that adversely affects its own rights, duties, obligations, responsibilities, liabilities and indemnities hereunder. For the avoidance of doubt, notwithstanding this Section 6.02, any provision of the Mandatory Convertible Preferred Stock or the Certificate of Designations may be amended in accordance with, and as set forth in, the Certificate of Designations.

Section 6.03. Termination. This Agreement may be terminated by the Corporation or the Depositary only if (a) all outstanding Depositary Shares issued hereunder have been cancelled, upon conversion or redemption of the Mandatory Convertible Preferred Stock in accordance with the Certificate of Incorporation or otherwise, or (b) there shall have been made a final distribution in respect of the Mandatory Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the Record Holders of Receipts representing Depositary Shares pursuant to Section 4.01 or 4.02, as applicable.

Upon the termination of this Agreement, the Corporation shall be discharged from all obligations under this Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Registrar under Section 5.06 and 5.07.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Counterparts. This Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.02. Record Holders of Receipts Are Parties; Exclusive Benefit of Parties. The Record Holders of Receipts from time to time shall be parties to this Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts. This Agreement is for the exclusive benefit of the parties hereto and any third-party indemnitees referenced in Section 5.06, and their respective assigns and successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other entity or person whatsoever.

Section 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if such provision affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign, subject to, and in accordance with, Section 5.04.

Section 7.04. Notices. Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at

Stericycle, Inc.
28161 North Keith Drive
Lake Forest, Illinois 60045
Attention:	John Schetz
Executive Vice President and General Counsel
Phone:	(847) 607-2078
Email:	jschetz@stericycle.com

With a copy to (which alone shall not constitute notice):

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Robert Mandell
Phone:	(212) 839-5360
Email:	rmandell@sidley.com

or at any other addresses of which the Corporation shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission confirmed by letter, addressed to the Depositary at the Depositary’s Office at

Wells Fargo Bank, N.A.
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120
Attention:	Relationship Management
Phone:	855-217-6361
Email:	wfssrelationshipmanagement@wellsfargo.com

or at any other address of which the Depositary shall have notified the Corporation in writing.

Subject to the immediately succeeding sentence, the Depositary shall give any and all notices directed to be given by the Corporation to any Record Holder of a Receipt in writing, and such notices shall be deemed to have been duly given if personally delivered or sent by mail or facsimile transmission or confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary. Notwithstanding the foregoing, if Depositary Shares are issued in book-entry form through DTC or any similar facility, such notices may be given to Record Holders in any manner permitted by DTC or such facility, as the case may be.

Delivery of a notice sent by mail or by facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box. However, the Depositary or the Corporation may act upon any facsimile transmission received by it from the other, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.05. Appointment of Registrar and Transfer Agent. Unless otherwise set forth on a certificate duly executed by an authorized officer of the Corporation, the Corporation hereby appoints Wells Fargo as Registrar and Transfer Agent in respect of the Mandatory Convertible Preferred Stock deposited with the Depositary hereunder, and Wells Fargo hereby accepts such appointment. Wells Fargo, in such capacity under such appointment, shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision.

Section 7.06. Governing Law. This Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof, including without limitation any claim, controversy or dispute arising under or related to this Agreement or the Receipts, shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.07. Inspection of Deposit Agreement and Certificate. Copies of this Agreement and the Certificate of Incorporation shall be filed with the Depositary and any of the Depositary’s Agents and shall be open to inspection during business hours at the Depositary’s Office by any Record Holder of any Receipt.

Section 7.08. Headings. The headings of articles and sections in this Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.09. Confidentiality. The Depositary and the Corporation agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Record Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 7.10. Further Assurance. The Corporation shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Depositary for the carrying out or performing by the Depositary of the provisions of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Corporation and the Depositary have duly executed this Agreement as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

STERICYCLE, INC.

By:	/s/ John Schetz
Name:	John Schetz
Title:	Executive Vice President and General Counsel

WELLS FARGO BANK, N.A.

By:	/s/ Darcie Rummel
Name:	Darcie Rummel
Title:	Officer

[Deposit Agreement Signature Page]

EXHIBIT A

[FORM OF FACE OF RECEIPT]

THE DEPOSITARY SHARES REPRESENTED BY THIS RECEIPT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

[UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO WELLS FARGO BANK, N.A. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[1]	Insert for a DTC Receipt.

Number DR-	[Initially][2] Depositary Shares
(CUSIP: 858912207)

DEPOSITARY RECEIPT FOR DEPOSITARY SHARES,

EACH REPRESENTING ONE-TENTH OF ONE SHARE OF

5.25% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK, OF

STERICYCLE, INC.

Incorporated under the laws of the State of Delaware

(See reverse for certain definitions.)

WELLS FARGO BANK, N.A., a national banking association (the “Depositary”), hereby certifies that                     3 is the registered owner of [                    (                    )]4 [the number of]5 DEPOSITARY SHARES (“Depositary Shares”) [shown on Schedule I hereto]6, each Depositary Share representing a one-tenth interest in one share of the 5.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”), of STERICYCLE, INC., a Delaware corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of September 15, 2015 (the “Deposit Agreement”), among the Corporation, the Depositary and the Record Holders from time to time of the Depositary Receipts. The powers, designations, preferences and rights of the Mandatory Convertible Preferred Stock are set forth in a Certificate of Amendment for the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware. The aggregate number of Depositary Shares evidenced by Receipts that may be executed and delivered under the Deposit Agreement is initially limited to 7,700,000.

This Depositary Receipt is issuable to                     7 as the registered owner of the Depositary Shares represented hereby. By accepting this Depositary Receipt, the Record Holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement.

This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer and, if a Registrar in respect of the

[2]	Insert for DTC Receipt.
[3]	Insert “CEDE & CO.” for a DTC Receipt.
[4]	Insert for Physical Receipt.
[5]	Insert for DTC Receipt.
[6]	Insert for DTC Receipt.
[7]	Insert “CEDE & CO.” for a DTC Receipt.

Depositary Receipts (other than the Depositary) shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

Dated:

WELLS FARGO BANK, N.A., as Depositary

By:
Authorized Signatory

[FORM OF REVERSE OF RECEIPT]

STERICYCLE, INC.

UPON REQUEST, STERICYCLE, INC. (THE “CORPORATION”) WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF A DEPOSITARY RECEIPT WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND/OR A COPY OF THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED (INCLUDING THE CERTIFICATE OF DESIGNATIONS ESTABLISHING THE TERMS OF THE CORPORATION’S 5.25% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK). ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The Corporation will furnish without charge to each Record Holder of a Receipt who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences or rights. Such request may be made to the Corporation or to the Registrar.

KEEP THIS RECEIPT IN A SAFE PLACE. IF IT IS LOST, STOLEN OR DESTROYED THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT RECEIPT.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Receipt, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

Schedule I8

SCHEDULE OF EXCHANGES

Stericycle, Inc.

Depositary Shares, Each Representing a 1/10th Interest in 5.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share

The number of Depositary Shares initially represented by this DTC Receipt shall be [                    ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of Depositary Shares evidenced by this DTC Receipt in the table set forth below:

Date of Exchange	Amount of Decrease in Number of Depositary Shares Evidenced by This DTC Receipt	Amount of Increase in Number of Depositary Shares Evidenced by This DTC Receipt	Number of Depositary Shares Represented by This DTC Receipt Following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

[8]	Attach Schedule I only to DTC Receipts.

[FORM OF ASSIGNMENT AND TRANSFER]

For value received,                      hereby sell(s), assign(s) and transfer(s) unto                                           (Please insert social security or other identifying number of assignee, together with such assignee’s name and address, including zip code)                      Depositary Shares represented by the within receipt, and hereby irrevocably constitute(s) and appoint(s)                      attorney to transfer the Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE RECEIPT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE(S) GUARANTEED:	THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO SEC RULE 17Ad-15.